Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                        Six Months Ended
                             June 30,           Year Ended December 31,
                        --------------- --------------------------------------
                          1996    1995    1995    1994    1993    1992    1991
                          ----    ----    ----    ----    ----    ----    ----
Earnings:
 Income before
 income taxes and
 extraordinary item(a)  $  975    $819  $  897  $1,280  $1,045  $  963  $  848

Add:
 Fixed charges             211     168     344     315     315     346     334

Less:
 Capitalized interest       51      43      93      78      61      52      58
                        ------  ------  ------  ------  ------  ------  ------
 Total earnings         $1,135    $944  $1,148  $1,517  $1,299  $1,257  $1,124
                        ======  ======  ======  ======  ======  ======  ======

Fixed Charges:
 Fixed charges on
 indebtedness,
 including amortization
  of debt discount and
  premium(a)            $  158    $118  $  242  $  231  $  239  $ 270   $  270

Interest portion of
 operating lease
 rentals(b)                 53      50     102      84      76     76       64
                        ------  ------  ------  ------  ------ ------   ------
 Total fixed charges    $  211    $168  $  344  $  315  $  315  $ 346   $  334
                        ======  ======  ======  ======  ====== ======   ======
Ratio of earnings to
 fixed charges            5.38    5.62    3.34    4.82    4.12   3.63     3.37
                        ======  ======  ======  ======  ====== ======   ======

  (a) Includes distributions on Trust preferred securities.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.